EXHBIT 10.1

                     AMENDED EMPLOYMENT AGREEMENT

     This Agreement is entered into by Chocolate Candy Creations, Inc., a Delaware corporation, ("Employer", or "Company" ) and Alyssa Cohen, 20 Marlin Lane, Port Washington, New York, 11050, ("Employee") as of this 16th of June 2008.


     1. Employment. Employer agrees to employ Employee and Employee agrees to accept employment upon the terms and conditions set forth in this Agreement.


     2. Duties and Services. During the term of this Agreement, Employee shall be employed in the business of the Employer as its President and Chief Executive Officer to supervise Employer's business. In the performance of these duties, Employee shall report to and be subject to the direction of the Employer's Board of Directors, and Employee agrees to comply with the policies, standards and regulations of Employer. Employee shall devote such amount of her working time to the performance of her duties under this Agreement as Employer and Employee shall determine is necessary for the performance of her duties hereunder, provided however that, she may not engage in any activity which is competitive with the business of the Company, as provided in Section 10 hereof.


     3. Term. The term of this Agreement shall commence on the date hereof ("Effective Date") and continue for twelve (12) months (the "Initial Term") unless terminated earlier or extended as herein provided (the "Term"). This Agreement shall be extended from year-to-year after the Initial Term unless either Employer or Employee provides written notice to the other of its or her intention not to extend this Agreement not later than ninety (90) days prior to the expiration of the then current Term.


     4. Compensation. As compensation for her services hereunder, Employee shall be entitled to receive (i) fifty (50%) percent of the "gross margin" (defined as net revenues (after returns) less raw materials and packaging costs (exclusive of any depreciation on manufacturing machinery and any inventory writedowns) less (ii) any commissions or finder's fees paid by the Company or any compensation paid by the Company to any sales employee or independent contractor of the Company, as confirmed by the Company's independent public accountants. Such calculation of compensation shall be applicable beginning January 1, 2007. Such compensation shall be paid quarterly in arrears within five (5) business days after confirmation of such quarter's financial statements by such accountants. In addition, in the event that Employee first introduces to Employer a company with which Employer effects a merger or acquisition, the Employer shall issue to Employee a five-year warrant (the "Warrant") to purchase 200,000 shares of Employer's common stock at an exercise price of $1.00 per share upon the closing of such merger or acquisition. Employer shall not have any obligation to consummate any such merger or acquisition.


     5. Expenses. Employee shall be entitled to prompt reimbursement for all reasonable out-of-pocket business expenses necessarily incurred in the performance of her duties hereunder. Employee's claims for reimbursement and Employer's payments thereof shall be in accordance with Employer's then current business expense reimbursement policies and procedures.


     6. Termination. Subject to the provisions of this Section 6, Employer shall have the right to terminate Employee's employment, and Employee shall have the right to resign from her employment with Employer, at any time during the Term of this Agreement. Employer may only terminate Employee's employment for "Cause". Termination for "Cause" shall mean termination of Employee's employment by the Employer because of (i) any act or omission which constitutes a material breach by Employee of her obligations or agreements under this Agreement after written notification by the Employer specifying and describing any such breach and the actions required to cure them, and failure of Employee to cure each such breach in the manner specified in the notice or in a manner otherwise acceptable to the Employer within thirty (30) days of receipt thereof, (ii) the conviction of Employee for any crime of moral turpitude or any felony or (iii) any act or omission by Employee which, constitutes a breach of Employee's fiduciary duty to Employer. If, prior to the expiration of the Term, Employee's employment is terminated by Employer for any reason or if Employee resigns from her employment hereunder Employee shall be solely entitled to payment of all of her compensation earned prior to the date of such termination or resignation.


7. Termination Due to Death or Disability.

     Death. In the event of Employee's death, Employer shall be entitled to terminate her employment and the provisions of Section 6 shall apply.


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     Disability.  In the  event  Employee  is  unable to  perform  the  services contemplated hereunder by reason of disability ("Disability" shall mean any physical illness or incapacity, other than death, which renders Employee unable to perform the duties required under this Agreement for more than 60 days in any 90 day consecutive period), Employer shall be entitled to terminate Employee's employment and the provisions of Section 6 shall apply.

     8. Expiration of Term. Upon the expiration of the Term of this Agreement, whether by non-extension or non-renewal by the Employer or Employee, all rights and obligations of both the Employer and Employee shall expire except (i) as provided in Sections 9 and 15 herein, and (ii) for any unpaid compensation due Employee which may have been accrued as of the expiration of the Term of this Agreement.

     9. Confidential Information. Employee acknowledges that during the course of her recruitment and employment hereunder Employee has and will become acquainted with confidential information regarding Employer's business. From the date hereof and until three (3) years after the end of the Term (the "Non-Disclosure Period") Employee will not, without the prior written consent of the Employer, disclose or make use of any such confidential information except as may be required in the course of her employment hereunder.


     10. Non-Solicitation. Employee covenants and agrees, during the Non-Disclosure Period, that Employee will not canvass or solicit any person or entity who is a customer or business partner of Employer about whom Employee obtained significant business information during the Term of her employment, for the purpose of directly or indirectly furnishing services competitive with Employer and will not solicit for employment or employ any employee of Employer, provided that this paragraph shall no longer be applicable in the event Employer effects a merger or other similar transaction with another company which results in a "Change in Control" of Employer. "Change in Control" means that the holders of a majority of the outstanding shares of capital stock of Employer immediately prior to the closing of transaction own less than 20% of the outstanding shares of such capital stock immediately after the closing of such transaction.


     11. Representations, Warranties and Covenants. Employee represents and warrants to Employer that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with her execution of this Agreement or performance of her duties hereunder, (ii) Employee has no physical or mental disability that would hinder her performance of her duties under this Agreement, and (iii) she has had the opportunity to consult with an attorney of her choosing in connection with the negotiation of this Agreement.


     12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Employee at her residence (as set forth in Employer's corporate records) or to the Employer at its principal office.


     13. Waiver of Breach. The waiver of either the Employer or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Employer or Employee. 14. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of both Employer and Employee and their respective successors, heirs or legal representatives, but neither this Agreement nor any rights hereunder may be assigned by either Employer or Employee without the written consent of the other party.

     15. Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the principles of the conflict of laws. The parties hereto hereby unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in New York, New York or Nassau County, New York in connection with any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     16. Entire Contract: Counterparts. This instrument contains the entire agreement of the parties and supersedes any prior agreement between the parties with respect to the subject matter hereof, including the Employment Agreement dated November 5, 2006 between the Company and Employee and the Employment



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Agreement dated November 6, 2006 between the Company and Employee. It may not be changed orally but only by an agreement approved in writing by the Employer (which until Employee and her affiliates and related parties collectively own less than 35% of the outstanding shares of voting capital stock of the Company shall require the written approval of the holders of a majority of the outstanding shares of voting capital stock of the Company, not including any shares owned by Employee or any of her affiliates or related parties) and approved in writing by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same instrument.

     17. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

     18. Headings. The headings in this Agreement are solely for convenience and shall not be given any effect in the construction or interpretation of this Agreement.


Dated: June 16, 2008

EMPLOYEE:

/s/ Alyssa Cohen
________________________
ALYSSA COHEN



EMPLOYER:

CHOCOLATE CANDY CREATIONS, INC.

        /s/ Alyssa Cohen
By:__________________________________
         Alyssa Cohen
         President